EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
The Board of Directors
Pilgrim’s Pride Corporation:
We consent to the incorporation by reference in the registration statements (Nos. 333-74984; 333-111929; 333-163639; 333-179563; 333-182586 and 333-186934) on Form S-8 of Pilgrim's Pride Corporation of our reports dated February 11, 2016, with respect to the consolidated balance sheets of Pilgrim’s Pride Corporation as of December 27, 2015 and December 28, 2014, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the fifty-two weeks ended December 27, 2015, December 28, 2014 and December 29, 2013, and the effectiveness of internal control over financial reporting as of December 27, 2015, which reports appear in the December 27, 2015 annual report on Form 10-K of Pilgrim's Pride Corporation. Our report on the consolidated financial statements refers to a change in the method of accounting for deferred tax assets and liabilities as of December 28, 2014 due to the adoption of ASU 2015-17, Balance Sheet Classification of Deferred Taxes.
/s/ KPMG LLP
Denver, Colorado
February 11, 2016